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                                                                    EXHIBIT 12.1

                             OMEGA CABINETS, LTD.

               COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES




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
                                       Predecessor                                      The Company
                              ------------------------------    -----------------------------------------------------------
                                                                                                  Year ended
                               Year ended     Period from          Period from     ----------------------------------------
                              December 31,  January 1, 1994     June 17, 1994 to   December 30,  December 28,  December 27,
                                  1993      to June 16, 1994    December 31, 1994      1995          1996          1997
                              ------------------------------    -----------------------------------------------------------
Income before income taxes
 and extraordinary item        $10,287,992     $2,095,952          $3,057,877       $ 3,439,656  $11,856,024   $ 3,460,653


Fixed charges:

 Interest expense                   60,349         22,321           4,123,344         9,700,914   10,441,182    16,311,997

 Estimated portion of
  rental expense
  attributable to interest
  costs (25%)                      235,322        135,750             161,500           333,750      421,500       402,750
                              ---------------------------------------------------------------------------------------------

Total fixed charges                295,671        158,071           4,284,844        10,034,664   10,862,682    16,714,747
                              ---------------------------------------------------------------------------------------------

Earnings before income
 taxes and fixed charges       $10,583,663     $2,254,023          $7,342,721       $13,474,320  $22,718,706   $20,175,400
                              =============================================================================================

Ratio of earnings to fixed
 charges                              35.8           14.3                 1.7               1.3          2.1           1.2

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